Exhibit 10.2
General Motors Company
2014 Long Term Incentive Plan
Award Document

Private and Confidential

[Name]

This letter describes the details under which you are being granted an Award of Performance Share Units (“PSUs”) under the General Motors Company 2014 Long Term Incentive Plan (as amended from time to time, the “Plan”).

A copy of the Plan can be found on the Solium Shareworks site. Capitalized terms used in this Award Document have the meanings given in the Plan unless noted otherwise.

The full terms of your Award are set out in this Award Document, the Plan and any policy adopted by the Committee in respect of the Plan and Awards thereunder that is applicable to this Award. In the event of any conflict between this Award Document and the Plan, the terms of the Plan as modified by any written policy shall prevail.

Terms of this Award

Issuer	General Motors Company, a Delaware corporation
Number of Target Units	Your number of “Target Units” is [•] PSUs
Grant Date	June 11, 2014
Performance Period	January 1, 2014 through December 31, 2016
Performance Conditions
The PSUs will be earned at a level between 0 and 200 percent of target, based on the achievement of performance conditions relating to Return on Invested Capital and Global Market Share over the Performance Period.

Settlement Conditions and Settlement Date(s)
Subject to the achievement of the Performance Conditions, earned awards will vest and settle on the “Settlement Date,” which shall be a date occurring during the first two and a half calendar months of 2017 selected by the Committee for the settlement of your Award.

For purposes of calculating the pro rata portion of the Award as may be required under the terms of the Plan, the time period for such proration will be deemed to have commenced on the first day of the Performance Period.

Except as otherwise provided in the Plan, any portion of the PSUs not vested and settled prior to a Termination of Service shall be forfeited.

Form of Settlement
Your Award will be settled in shares of common stock of the Company (“Shares”) to the extent such Shares are earned pursuant to the Performance Conditions. Each earned PSU will be settled for one Share.

Notwithstanding the forgoing and the terms of the Plan, the Company reserves the right to further modify the form of settlement of your Award. For example, if your work location at the time of any Settlement Date noted above is in China, India, Russia, Uzbekistan, or South Africa, (i) your PSUs will only be settled by a cash payment to you equal to the Fair Market Value of the settled Shares (subject to applicable withholding) and (ii) your PSUs will not be settled by the issue of any Shares unless your work location changes to a jurisdiction that permits settlement in Shares.

Conditions Precedent
Pursuant to Section 11 of the Plan, as a condition precedent to the settlement of any portion of your Award, you shall:
● refrain from engaging in any activity which will cause damage to the Company or is in any manner inimical or in any way contrary to the best interests of the Company, as determined pursuant to the Plan;
● not for a period of 12 months following any voluntary termination of employment or service, directly or indirectly, knowingly induce any employee of the Company or any Subsidiary to leave their employment for participation, directly or indirectly, with any existing or future business venture associated with you; and
● furnish to the Company such information with respect to the satisfaction of the foregoing conditions precedent as the Committee may reasonably request.

In addition, the Committee may require you to enter into such agreements as the Committee considers appropriate.

Your failure to satisfy any of the foregoing conditions precedent will result in the immediate cancellation of the unvested portion of your Award and any vested portion of your Award that has not yet been settled, and you will not be entitled to receive any consideration with respect to such cancellation.

Other Terms and Conditions of the Award
Refer to the Plan for additional terms and conditions applicable to your Award, including but not limited to, those relating to:
● Effect of your Termination of Service on your Award, including upon death, Disability, achievement of Full Career Status and other Termination of Service scenarios;
● Your Award being subject to any clawback or recoupment policies of the Company as may be in effect from time to time;
● The Company’s right to withhold amounts from your Award to satisfy applicable withholding taxes;
● The impact of a Change in Control or other specified corporate event on your Award; and
● Jurisdiction and governing law

Additional Acknowledgements

The following additional terms apply to your Award, your participation in the Plan and the grant of PSUs (and issuance of any Shares) to you. By accepting the Award you irrevocably agree and acknowledge in favor of the Company (on its own behalf and as an agent for the Subsidiaries) that:

a)To enable the Company to issue you PSUs, and administer the Plan and any Award, you consent to the holding and processing of personal information provided by you to the Company or any Subsidiary, trustee or third party service provider, for all purposes relating to the operation of the Plan in accordance with Section 20 of the Plan.

b)You will not have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment of employees, consultants, advisors, Participants or holders or Beneficiaries of Awards under the Plan. The terms and conditions of Awards need not be the same with respect to each recipient. Any Award granted under the Plan shall be a one-time Award that does not constitute a promise of future grants. The Committee maintains the right to make available future grants under the Plan.

c)The grant of this Award does not give you the right to be retained in the employ of, or to continue to provide services to, the Company or any Subsidiary. The Company or the applicable Subsidiary may at any time dismiss you, free from any liability, or any claim under the Plan, unless otherwise expressly provided in the Plan or in any other agreement binding you and the Company. Your receipt of this Award under the Plan is not intended to confer any rights on you except as set forth in this Award Document.

d)Awards under, and your participation in, the Plan do not form part of your remuneration for the purposes of determining payments in lieu of notice of termination of your employment of office, severance payments, leave entitlements, or any other compensation payable to you and no Award, payment, or other right or benefit, under the Plan will be taken into account in determining any benefits under any pension, retirement, savings, profit-sharing, group insurance, welfare or benefit plan of the Company or any of the Subsidiaries.

e)The Company and the Subsidiaries, their respective affiliates, officers and employees make no representation concerning the financial benefit or taxation consequences of any Award or participation in the Plan and you are strongly advised to seek your own professional legal and taxation advice concerning the impact of the Plan and your Award.

f)The future value of the underlying Shares is unknown and cannot be predicted with certainty and the Shares may increase or decrease in value.

g)You will have no entitlement to compensation or damages as a result of any loss or diminution in value of Shares, PSUs or any other rights acquired pursuant to the Plan, including, without limitation, as a result of the termination of your employment by The Company or any Subsidiary for any reason whatsoever and whether or not in breach of contract.

h)The Company has adopted a stock ownership requirement policy and if your position is covered, you shall be subject to and comply with this policy as may be in effect from time to time.

i)You have read this Award Document and the Plan carefully and understand their terms.

Acceptance of Offer

To accept this offer you will need to follow the link at the bottom of this page. Your electronic acceptance confirms the following:

I confirm that I have been given a copy of this Award Document and access to the Plan, and that having read both documents I irrevocably agree to:

(a) accept the number of target PSUs (and any Shares) that are issued by the Company to me in accordance with the terms of the Plan and this Award Document; and

(b) be bound by and abide by the terms of this Award Document and the Plan.

If you do not accept this Award by July 11, 2014, this offer will lapse and be incapable of acceptance (unless otherwise agreed to by the Company).

If you have any questions concerning this offer or the Plan you should contact Global Compensation.